Exhibit 10.1

KEY CONTRIBUTOR SEVERANCE AGREEMENT

SEVERANCE AGREEMENT, dated as of August 27, 2002, by and between BENCHMARK ELECTRONICS, INC. (“Benchmark”), and Don Adam (“Employee”).

A.                                   The Executive Compensation Committee of the Board of Directors of Benchmark has recommended, and the Board of Directors has approved, that Benchmark enter into severance agreements with key employees who are from time to time designated by the Executive Compensation Committee;

B.                                     Should Benchmark become subject to any proposed or threatened Change of Control (as hereinafter defined), the Board of Directors believes it imperative that Benchmark and the Board of Directors be able to rely upon Employee to continue in Employee’s position, and that Benchmark be able to receive and rely upon Employee’s advice, if requested, as to the best interests of Benchmark and its stockholders without concern that Employee might be distracted by the personal uncertainties and risks created by such a proposal or threat;

C.                                     Should Benchmark receive any such proposals, in addition to Employee’s regular duties, Employee may be called upon to assist in the assessment of such proposals, advise management and the Board of Directors as to whether such proposals would be in the best interests of Benchmark and its stockholders, and to take such other actions as the Board of Directors of Directors might determine to be appropriate;

Accordingly, Benchmark and Employee agree as follows:

1.                                      Services During Certain Events.  In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change of Control, Employee agrees not to voluntarily leave the employ of Benchmark or its subsidiaries, and to render the services contemplated in the recitals to this Agreement, until the third person has abandoned or terminated his efforts to effect a Change of Control until a Change of Control has occurred.

2.                                      Termination Following Change of Control.  Except as provided in Section 4 hereof, Benchmark will provide or cause to be provided to Employee the rights and benefits described in Section 3 hereof in the event that Employee’s employment is terminated:

(a)                                  at any time within two years following a Change of Control by Benchmark or its subsidiaries for reasons other than for “cause” (as such term is defined in Section 4 hereof) or other than as a consequence of Employee’s death, permanent disability or retirement at or after the normal retirement date as provided under Benchmark’s Retirement Plan as in effect immediately preceding such date (“Normal Retirement Date”); or

(b)                                 at any time within two years following a Change of Control by Employee following the occurrence of any of the following events without Employee’s written consent:

(i)                                     the reduction of Employee’s annual salary (including any deferred portions thereof), annual or long-term cash or stock bonus opportunities, or level of benefits or supplemental compensation; or

(ii)                                  the transfer of Employee to a location requiring a change in Employee’s residence or a material increase in the amount of travel normally required of Employee in connection with Employee’s employment.

3.                                      Rights and Benefits upon Termination.  In the event of the termination of Employee’s employment under any of the circumstances set forth in Section 2 hereof (“Termination”), Benchmark agrees to provide or cause to be provided to Employee the following rights and benefits:

(a)                                  Lump Sum Payment at Termination.  Employee shall be entitled to receive within 30 days of Termination (i) a lump-sum payment in cash in the amount equal to one (1) time Employee’s Earnings (as such term is defined in this Section 3(a)), plus (ii) an additional amount sufficient to pay all excise taxes incurred by Employee in connection with such lump sum payment so that Employee will receive the same net after-tax amount he would have received if no excise tax had been imposed; provided, however, that if there are fewer than 12 months remaining from the date of Termination to Employee’s Normal Retirement Date, the amount calculated pursuant to this paragraph will be reduced by multiplying such amount by a fraction, the numerator of which is the number of months (including any fraction of a month) so remaining to Employee’s Normal Retirement Date and the denominator of which is 12.

For purposes of this Agreement, “Earnings” shall mean the sum of (1) Employee’s Annual Base Pay (as defined below), and (2) Employee’s Recent Cash Bonus (as defined below).

“Annual Base Pay” shall mean the greater of (1) the annualized amount of Employee’s rate of base pay (as shown in Benchmark’s payroll records) immediately before the Change of Control, and (2) the annualized amount of Employee’s rate of base pay (as shown in Benchmark’s payroll records) immediately before the date of Termination.

“Recent Cash Bonus” shall mean the highest bonus received by the Employee in the year in which a Change of Control occurs or during either of the proceeding two years, calculated as a percentage of Annual Base Pay as of the time of such payment.  To calculate this amount, Benchmark will divide (a) the sum of the bonuses paid to Employee during the first calendar quarter of each of those three years, by (b) the annualized amount of Employee’s rate of base pay (as shown in Benchmark’s payroll records) at the time of such payment.

(b)                                  Other Bonuses.  Employee shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Benchmark’s plans for years prior to the year of Employee’s termination of employment.  Such amounts shall be paid to Employee in a single lump sum cash payment along with the payment of the lump sum severance payment described in 3(a).

(c)                                  Duty to Mitigate.  Employee’s entitlement to benefits hereunder shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which Employee may receive from future employment.

(d)                                  Payment Obligations Absolute.  Benchmark’s obligation to pay or cause to be paid to Employee the benefits and to make the arrangements provided in this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right, which Benchmark may have against Employee or anyone else.  All amounts payable by or on behalf of Benchmark hereunder shall be paid without notice or demand.  Each and every payment made hereunder by or on behalf of Benchmark shall be final and Benchmark and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from Employee or from whomever shall be entitled thereto.

4.                                      Conditions to the Obligations of Benchmark.  Benchmark shall have no obligation to provide or cause to be provided to Employee the rights and benefits described in Section 3 hereof if either of the following events shall occur:

(a)                                  Termination for Cause.  Benchmark or its subsidiaries shall terminate Employee’s employment for “cause.”  For purposes of this Agreement, the parties agree that the phrase “for cause” should be interpreted in the context of an employment arrangement for an executive with unique responsibilities to participate in the execution of the business plan adopted by Benchmark’s Board of Directors.  Accordingly, the term “for cause” includes (i) acts of dishonesty; (ii) knowing violations of any written policy of Company or applicable to Benchmark’s operations; (iii) violations of applicable laws, rules or regulations that expose Company to damages or liability; (iv) breach of fiduciary duty; and (v) failure to fulfill assigned responsibilities to achieve the earnings, revenue or profitability targets established by the Board of Directors.

(b)                                  Resignation as Director.  Employee shall, promptly after Termination and upon receiving a written request to do so, resign as a director and/or officer of each subsidiary and affiliate of Benchmark of which Employee is then serving as a director and/or officer.

5.                                      Confidentiality; Non-Solicitation; Cooperation.

(a)                                  Confidentiality.  Employee agrees that at all times following Termination, Employee will not, without the prior written consent of Benchmark, disclose to any person, firm or corporation any confidential information of Benchmark or its subsidiaries which is now known to Employee or which hereafter may become known to Employee as a result of Employee’s employment or association with Benchmark and which could be helpful to a competitor, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

(b)                                  Non-Solicitation.  Employee agrees that for a period of three years following the date of Termination (or until Employee’s Normal Retirement Date, whichever is sooner) Employee will not induce, either directly or indirectly, any employee of senior to manager level of Benchmark or any of its subsidiaries to terminate his or her employment.

(c)                                  Cooperation.  Employee agrees that, at all times following Termination, Employee will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Benchmark or any of its subsidiaries (other than any legal proceedings concerning Employee’s employment).  In connection with such cooperation, Benchmark will pay or reimburse Employee for reasonable expenses.

(d)                                  Remedies for Breach.  It is recognized that damages in the event of breach of this Section 5 by Employee would be difficult, if not impossible, to ascertain, and it is therefore agreed that Benchmark, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and Employee hereby waives any and all defenses Employee may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right shall not preclude Benchmark from pursuing any other rights and remedies at law or in equity which Benchmark may have.

6.                                      Term of Agreement.  This Agreement shall terminate on December 31, 2002; provided, however, that this Agreement shall automatically renew for successive one-year terms unless Benchmark notifies Employee in writing at least 30 days prior to an expiration date that it does not desire to renew the Agreement for an additional term.  This Agreement shall also terminate if and when the management of Benchmark determines that Employee is no longer a key employee for purposes of being a party to a severance agreement with Benchmark and so notifies Employee in writing.  The preceding provisions of this Section 6 to the contrary notwithstanding, this Agreement shall not terminate (i) within three years after a Change of Control or (ii) during any period of time when Benchmark has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to stockholders, or taken other steps or formulated plans to effect a Change of Control, such period of time to end when, in the opinion of the Executive Compensation Committee, the third person has abandoned or terminated his efforts or plans to effect a Change of Control.

7.                                      Arbitration.  It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court.  Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected in accordance with the Employment Dispute Resolution (“EDR”) Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law.  The judgment upon the award may be enforced by any court having jurisdiction thereof.  Benchmark shall pay for the fees of the arbitrator and the administrative and filing fees charged by the AAA.

8.                                      Expenses.  Benchmark shall pay or reimburse Employee for all costs and expenses, including, without limitation, attorneys’ fees, incurred by Employee as a result of any arbitration proceeding (including an arbitration claim or proceeding by Employee against Benchmark) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

9.                                      Miscellaneous.

(a)                                  Assignment.  No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Employee may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

(b)                                  Construction of Agreement.  Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Benchmark and its subsidiaries.  This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Employee by Benchmark or any of its subsidiaries.

(c)                                  Amendment.  This Agreement may not be amended, modified or canceled except by written agreement of the parties.

(d)                                  Waiver.  No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

Employee may at any time or from time to time waive any or all of the rights and benefits provided for herein which have not been received by Employee at the time of such waiver.  In addition, prior to the last day of the calendar year in which Employee’s Termination occurs, Employee may waive any or all rights and benefits provided for herein which have been received by Employee; provided that prior to the end of such year Employee repays to Benchmark (or, if the benefit was received from an employee benefit plan trust, to such trust) the amount of the benefit received together with interest thereon at the minimum rate required to avoid imputed income.  Any waiver of benefits pursuant to this paragraph shall be irrevocable.  If Employee waives a right or benefit provided for herein and such waiver is determined by the Internal Revenue Service not to be effective, Benchmark shall indemnify Employee for any federal income and excise taxes Employee incurs as a result of that determination, so as to put Employee in the position Employee would have been in had the waiver been given effect.

(e)                                  Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

(f)                                    Successors. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s personal representative and heirs, and Benchmark and any successor organization or organizations which shall succeed to substantially all of the business and property of Benchmark, whether by means of merger, consolidation, acquisition of substantially all of the assets of Benchmark or otherwise, including by operation of law.

(g)                                 Taxes.  Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and Benchmark shall use its best efforts to satisfy promptly all such requirements.

(h)                                 Definition of Change of Control.  For purposes of this Agreement, “Change of Control” shall mean:

1.                                       The acquisition by any individual, entity or group of 20% or more of either (i) the then outstanding shares of common stock of Benchmark (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Benchmark entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection A, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Benchmark, (ii) any acquisition by Benchmark, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Benchmark or any corporation controlled by Benchmark or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (h)(3); or

2.                                       Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Benchmark’s shareholders, was approved by a vote of at least majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

3.                                       Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Benchmark (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Benchmark or all or substantially all of Benchmark’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, or the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Benchmark or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

4.                                       Sections (h)(1-3) shall be interpreted in accordance with the provisions of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance with the meaning of Rule 13(d)-3 promulgated under the Exchange Act.

(i)                                    Governing Law.  Except to the extent that federal law controls, this Agreement shall be governed and construed in accordance with the laws of the State of Texas.

(j)                                    Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby, and incorporates into one document any previous severance agreement executed by the parties and all amendments thereto as of the date hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of, August 27, 2002.

BENCHMARK ELECTRONICS, INC

By:	/s/ Cary Fu
Cary T. Fu
President

/s/ Donald Adam
Signature of Employee